PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    John D. Milton, Jr.
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
                RESULTS FOR THE THIRD QUARTER OF FISCAL 2016

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; July 27, 2016 -

Third Quarter Results for Fiscal Year 2016.

The Company reported net income of $1,379,000, or $0.42 per share, compared to net income of $1,003,000, or $0.31 per share, in the same quarter last year.

Total revenues for the quarter were $31,362,000, up $263,000 from $31,099,000 in the same quarter last year. Fuel surcharge revenues were lower by $1,315,000 as the average price of diesel fuel was lower ($.54 per gallon) this quarter versus the same quarter last year. Transportation revenues (excluding fuel surcharges) were up $1,578,000 (or 5.5%) to $30,187,000 on 134,000 more revenue miles and an increase of 4.3% revenue per mile versus the same quarter last year.

Compensation and benefits costs were up $482,000 (or $.04 per mile) versus the third quarter of fiscal 2015 due primarily to driver pay enhancements and increased miles.

The Company's gross cost of fuel was down $1,064,000 over the same quarter last year which was not enough to off-set the $1,315,000 decline in fuel surcharge revenues resulting in a negative margin impact of $251,000 (or $.02
per mile) this quarter.   In the first and second quarters of this fiscal year
we experienced a negative margin impact of $883,000 (or $.09 per mile) and $719,000 (or $.07 per mile), respectively, as a result of declining fuel surcharges outpacing the decline in our gross fuel cost. During the fiscal year we were able to negotiate positive adjustments to the fuel surcharge tables of some of our customers and those adjustments have contributed to the positive trend of less margin erosion resulting from lower diesel prices.

SG&A was up $261,000 as we have increased staff to help better manage and support our people in the field, to resolve issues with driver hiring and turnover and to support our safety performance. Corporate expense was $280,000 lower compared to the same quarter last year due mainly to reduced airplane expenses following the sale of a 75% interest in the corporate airplane last quarter.

Operating profit this quarter was $2,290,000, an increase of $617,000 or 37% compared to $1,673,000 in the same quarter last year. Our operating ratio improved to 92.7% compared to 94.6% in the same quarter last year.


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First Nine Months' Results for Fiscal Year 2016.

The Company reported net income of $3,617,000, or $1.10 per share compared to net income of $1,754,000, or $0.54 per share in the same period last year.
The current year income includes $1,029,000, or $0.31 per share, of net income from the settlement of a claim with BP for $1,687,000 in connection with the 2010 Deepwater Horizon event. The prior year included a $2,074,000 intangible asset impairment charge with an after tax impact to net income of $1,265,000 or $0.39 per share, related to the Pipeline Transportation acquisition.

Total revenues were $89,781,000 down from $92,553,000 last year as a result of $6,488,000 lower fuel surcharges. Transportation revenues (excluding fuel surcharges) were up $3,716,000 to $86,710,000 on 118,000 fewer miles and an increase of 5.1% revenue per mile versus the same period last year.

The Company's gross cost of fuel was down $4,635,000 over the same period last year which was not enough to off-set the $6,488,000 reduction in fuel surcharge revenues resulting in a negative margin impact of $1,853,000 (or $.06 per mile) this period versus the same period last year.

Compensation and benefits costs were up $2,050,000 (or $.06 per mile) versus the same period last year due primarily to driver pay enhancements and increased driver training.

Corporate expense was lower by $545,000 compared to the same period last year due mainly to the sale of a 75% interest in the corporate airplane during the last quarter.

We had $663,000 less in gains on equipment sales this period versus the same period last year.

Operating profit this period was $4,336,000 versus an operating profit of $2,953,000 in the same period last year. The prior year included the $2,074,000 intangible asset impairment charge.

Adjusted operating profit was $4,336,000 versus adjusted operating profit of $5,027,000 in the same period last year. Adjusted net income was $2,588,000 compared to adjusted net income of $3,019,000 in the same period last year. These non-GAAP financial measures exclude the BP Settlement gain realized in the first quarter of fiscal 2016 and the intangible asset impairment charge incurred in the second quarter of fiscal 2015. Management believes these adjusted measures better reflect our operating performance during the periods discussed and reflect how management evaluates our operational results.
Refer to "Non-GAAP Financial Measures" below in this press release for a more detailed discussion, including reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures".


Summary and Outlook.

We have been successful the past several quarters in growing our per mile transportation revenue while adding revenue miles through new business opportunities. We were pleased to see


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the improvements in our operating margin during the 3rd quarter and are optimistic that we can retain that margin in the 4th quarter. The substantial improvement in net fuel expense this quarter was encouraging and we will continue to work to neutralize the negative margin effects of lower fuel prices but this effort at neutralization will take some time to resolve as it is an industry wide issue.

We operate in many of the best markets in the country and are known in those markets, and beyond, as a top rated carrier for both safety and customer satisfaction. We are committed to continuing our focus on safety and customer satisfaction and are confident that execution of that focus will enable us to continue our growth in our excellent markets. We plan to maintain a strong balance sheet as we work to achieve our targeted operating ratio in the low nineties and double digit returns on after tax capital employed.
Conference Call.

The Company will host a conference call on Wednesday, July 27, 2016 at 2:00 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-933-4911 (pass code 94564) for domestic or 1-334-323-7224 (pass code 94564) for international. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab. You may click on this link for the live streaming http://stream.conferenceamerica.com/pth072716. Click on the following link http://archive.conferenceamerica.com/archivestream/pth072716.mp3 to access the archived internet audio replay. A telephonic audio replay will be available for sixty days following the conference call and is accessible by dialing toll free 877-919-4059 domestic or 334-323-0140 international. The passcode of the audio replay is 31774712. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a short delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes.
Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities.


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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
             CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                               (In thousands)
                                (Unaudited)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                      JUNE 30,                 JUNE 30,
                                  2016        2015          2016      2015
                                  ----        ----          ----      ----
Revenues:
  Transportation revenues     $ 30,187      28,609      $ 86,710    82,994
  Fuel surcharges                1,175       2,490         3,071     9,559
                                ------      ------        ------    ------
Total revenues                  31,362      31,099        89,781    92,553

Cost of operations:
  Compensation and benefits     13,034      12,552        38,358    36,308
  Fuel expenses                  4,031       5,095        11,326    15,961
  Repairs & tires                2,061       2,019         5,806     5,739
  Other operating                1,195       1,090         3,464     3,215
  Insurance and losses           2,736       2,681         7,972     8,298
  Depreciation expense           2,245       2,098         6,518     6,330
  Rents, tags & utilities          949         987         2,853     2,882
  Sales, general &
    administrative               2,404       2,143         7,016     6,779
  Corporate expenses               502         782         2,288     2,833
  Intangible asset impairment        -           -             -     2,074
  Gain on equipment sales          (85)        (21)         (156)     (819)
                                ------      ------        ------    ------
Total cost of operations        29,072      29,426        85,445    89,600
                                ------      ------        ------    ------

Total operating profit           2,290       1,673         4,336     2,953

BP claim settlement                  -           -         1,687         -
Interest income and other            1           -             4         -
Interest expense                   (31)        (29)          (98)      (78)
                                ------      ------        ------    ------

Income before income taxes       2,260       1,644         5,929     2,875
Provision for income taxes         881         641         2,312     1,121
                                ------      ------        ------    ------

Net income                     $ 1,379       1,003       $ 3,617     1,754
                                ======      ======        ======    ======

Comprehensive income           $ 1,379       1,003       $ 3,617     1,754
                                ======      ======        ======    ======

Earnings per common share:
  Net Income -
    Basic                         0.42        0.31          1.10      0.54
    Diluted                       0.42        0.31          1.10      0.54

Number of shares
(in thousands) used in computing:
 -basic earnings
  per common share               3,287       3,268         3,281     3,265
 -diluted earnings
  per common share               3,289       3,276         3,284     3,273


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Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Patriot presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures included in this press release are adjusted net income, adjusted operating profit and adjusted operating ratio. Patriot uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Adjusted Net Income

Adjusted net income excludes the impact of the BP settlement and intangible asset impairment charge. Adjusted net income is presented to provide additional perspective on underlying trends in Patriot's core operating results. A reconciliation between net income and adjusted net income is as follows:

                                  Nine months ended       Nine months ended
                                    June 30, 2016           June 30, 2015
                                 ------------------      ------------------
Net Income                       $            3,617                   1,754
Adjustments:
 Intangible asset impairment charge               -                   2,074
 Provision for deferred income taxes              -                    (809)
 BP claim settlement                         (1,687)                      -
 Provision for cash income taxes                658                       -
                                 ------------------      ------------------
Adjusted net income                         $ 2,588                   3,019
                                 ==================      ==================

Adjusted Operating Ratio

Adjusted operating ratio excludes the impact of the intangible asset impairment charge. Adjusted operating ratio is presented to provide additional perspective on underlying trends in Patriot's core operating results. A reconciliation between operating ratio and adjusted operating ratio is as follows:

                                  Nine months ended       Nine months ended
                                    June 30, 2016           June 30, 2015
                                 ------------------      ------------------
Operating ratio                               95.2%                   96.8%
Adjustments:
 Intangible asset impairment charge              -                   (2.42%)
                                 ------------------      ------------------
Adjusted operating ratio                      95.2%                   94.6%
                                 ==================      ==================
Adjusted Operating Profit

Adjusted operating profit excludes the impact of the intangible asset impairment charge. Adjusted operating profit is presented to provide additional perspective on underlying trends in Patriot's core operating results. A reconciliation between operating profit and adjusted operating profit is as follows:

                                  Nine months ended       Nine months ended
                                    June 30, 2016           June 30, 2015
                                 ------------------      ------------------
Operating profit                            $ 4,336                   2,953
Adjustments:
 Intangible asset impairment charge               -                   2,074
                                 ------------------      ------------------
Adjusted operating profit                   $ 4,336                   5,027
                                 ==================      ==================


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